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                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements (Nos. 333-44399, 33-80993, 33-80995, 33-91506 and 33-93148) on Form S-8 and the
Registration Statements (Nos. 333-03351 and 333-03766) on Form S-3 of Cox Communications, Inc. of our report dated January 30, 1998, except for Note 8, as to which the date is February 25, 1998 (relating to the combined consolidated financial statements of Cox Communications PCS, L.P. and subsidiaries and Cox Communications PCS, Inc. and subsidiary), appearing in the Annual Report on Form 10-K of Cox Communications, Inc. for the fiscal year ended December 31, 1997.



/s/ Deloitte & Touche LLP

Costa Mesa, California
March 17, 1998